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                                                                   EXHIBIT 99.13



                 [FIDELITY NATIONAL FINANCIAL, INC. LETTERHEAD]



                                 March 29, 1996




Mr. Burt Sugarman
Giant Group Ltd.
150 El Camino Drive
Suite 303
Beverly Hills, CA  90212

Dear Mr. Sugarman:

        As you know, Fidelity has become a significant stockholder of Giant over the past several months and has submitted to you and your Board of Directors a merger proposal designed to significantly enhance the value of Giant stock to all Giant stockholders. In rejecting our proposal you have ignored the benefits of a merger to the Giant stockholders.

        On March 1, 1996, in accordance with a by-law adopted recently by Giant's Board, Fidelity delivered to Giant notice of our intention to nominate a slate of directors for election at Giant's 1996 Annual Meeting of Stockholders. While Fidelity has scrupulously adhered to its obligation to deliver advance notice of its intention to nominate directors, Giant has ignored its obligation to its stockholders to timely notice and convene its 1996 annual meeting.

        As you know, Giant is now over one month behind last years schedule in noticing its annual meeting. Last year, Giant notified the New York Stock Exchange of its annual meeting record date on February 28, 1995, with a record date of March 20, 1995, a proxy mailing date of April 6, 1995 and a meeting date of May 12, 1995. Fidelity believes this delay in calling your 1996





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Mr. Burt Sugarman
March 29, 1996
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annual meeting is further evidence of management's attempt to disenfranchise
Giant's stockholders. In light of the proposed Rally's exchange offer and the rejection of our merger proposal by Giant's Board without the consultation or approval of Giant's stockholders, Fidelity believes it is incumbent on you and your Board to timely call and convene your annual meeting.

        Accordingly, Fidelity hereby requests that the Giant Board comply with its legal and fiduciary obligations and promptly call and convene Giant's 1996 Annual Meeting of Stockholders. We await your response.

                                           Sincerely yours,

                                           FIDELITY NATIONAL FINANCIAL, INC.


                                           /s/ WILLIAM P. FOLEY, II
                                           ---------------------------------
                                               William P. Foley, II
                                               Chairman and Chief
                                               Executive Officer





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